EXHIBIT 99.2

iMergent Reports Third Quarter 2010 Financial Results

PHOENIX, Nov. 3, 2010 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today reported financial results for its third quarter ended September 30, 2010.

Third Quarter 2010 Compared to 2009

Net loss for the third quarter of 2010 was $79,000 or $0.01 per diluted common share, compared to net income of $718,000, or $0.06 per diluted common share in the comparable quarter last year. Loss before income tax provision for the third quarter of 2010 was $455,000 compared to income of $1,100,000 in the comparable quarter last year. The income tax benefit for the third quarter of 2010 was $376,000, compared to an income tax provision of $382,000 in the prior year quarter.

Revenue for the third quarter of 2010 decreased 18% to $14,284,000, compared to $17,378,000 for the comparable quarter last year. The lower revenue was primarily a result of a decrease in the response to our direct mail advertising as compared to the prior year quarter. This decrease in response rate resulted in a 17% decrease in number of attendees at our preview events. As a result of the decrease in number of preview attendees, we had a 24% reduction in the number of workshops conducted during the third quarter of 2010 as compared to the comparable quarter in 2009, and a 20% decrease in principal cash collected on our receivables portfolio. These decreases were offset by an increase in the percentage of attendees purchasing products to 29% in the third quarter of 2010, compared to 23% in the comparable quarter of 2009.   Revenue from our Crexendo Business Solutions Division was $315,000 compared to $44,000 in the comparable period last year.  Total operating expenses decreased 8% to $16,191,000 for the third quarter of 2010, compared to $17,591,000 for the comparable quarter in 2009.

Cash used in operating activities was $601,000 for the third quarter of 2010, compared to cash from operating activities of $963,000 for the comparable period in 2009. As of September 30, 2010, cash and cash equivalents were $17,470,000, working capital was $15,051,000, and working capital excluding deferred revenue was $26,499,000.

Nine months ended September 30, 2010 compared to 2009

Net income for the nine months ended September 30, 2010 was $95,000 or $0.01 per diluted common share, compared to $10,804,000, or $0.95 per diluted common share in the comparable period last year. Revenue for the nine months ended September 30, 2010 decreased 15% to $48,826,000, compared to $57,669,000 for the comparable period last year. Revenue from our Crexendo Business Solutions Division was $922,000 compared to $44,000 in the comparable period last year.  Total operating expenses decreased 5% to $52,656,000 for the nine months ended September 30, 2010, compared to $55,572,000 for the comparable period in 2009. Cash used in operating activities was $626,000 for the nine months ended September 30, 2010, compared to cash provided from operating activities of $61,000 for the comparable period in 2009.

Steven G. Mihaylo, Chief Executive Officer of iMergent, stated, "We were able to transition the majority of our sales to the SaaS model (Software-as-a-Service) during the quarter from a software license model. Additionally, during the quarter we experienced a brief decline in the response rate to our direct mail advertising which adversely affected us this quarter. We took steps to correct the decline and believe we have made the necessary corrections and are pleased with the results as our response rate in October, which has returned to slightly above normal levels. We have started to see some very encouraging trends in our StoresOnline division, and I am pleased with our direction. As we continue to implement a more customer focused model, in connection with the additional sales channels we are developing, we are confident we will start to see an increase in the stickiness of our StoresOnline customer base.  We are also working to increase the cash percentage of sales; however, results have been slower than we would like, which we believe is due in part to the current economic conditions.

Our Crexendo Web Services division experienced slight delays in the hiring and training of additional direct sales positions during the quarter.  This delay, coupled with fulfillment related issues that we believe have since been corrected, adversely impacted our revenue this quarter. We are confident in the direction we are heading and believe this quarter was a necessary transition of our business. Since the end of the second quarter we have hired six additional direct sales reps in major US cities, with the majority of those coming in September and October. In total, we now have 12 direct sales reps in major US cities, the majority of which have been with us less than five months. We have plans to hire an additional five reps by the end of the year and an additional 20 to 30 in 2011. Once trained, we believe we will be positioned to take advantage of the tremendous growth potential available in this space. Finally, as I mentioned in the second quarter earnings call, as a result of the investment we made in our hosted telecom development team, we are on target for a nationwide release of our hosted telecom offering during the first quarter of 2011.

"While the investments we have made in our Crexendo Web Services and Telecom divisions have had a short-term impact on our profitability, we are confident in the long term direction of the company and we believe that our continued focus on product and channel development will lead to future growth for the Company as well as higher shareholder value. We strongly believe in the actions we are taking.  As I mentioned in our second quarter earnings call, we will be commencing our tender offer tomorrow, seeking to purchase up to $4,750,000 in common stock at an adjusted price range of $4.35 to $4.75. We believe this action is in the best interest of our shareholders and our Company."

Conference Call

The Company is hosting a conference call today, November 3, 2010, at 4:30 PM Eastern Daylight Time. The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 888-505-4639 for domestic participants and 719-785-9447 for international participants. The conference ID to join the call is 8693747. Please dial in five to ten minutes prior to the beginning of the call at 4:30 PM EDT. A telephone replay will be available two hours after the call for 90 days by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers and entering access code 8693747. Online webcast replay will be available for 90 days from the date of the call.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users implement Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent or its officers, (i) that lower revenue was primarily a result of a decrease in the response to our direct mail advertising as compared to the prior year; (ii) that the decline in the response rate to our direct mail advertising was brief and that the Company took steps to correct the decline and believe it has made the necessary corrections; (iii) that the Company is pleased with the results as its response rate in October which has returned to slightly above normal levels; (iv) that the Company has started to see some very encouraging trends in its StoresOnline division, and that the Company is pleased with the direction it is heading; (v) that the Company continue to implement a more customer focused model; (vi) that the Company will start to see an increase in the stickiness of its StoresOnline customer base; (vii) that the Company is working to increase the cash percentage of sales; however, results have been slower than the Company would like, which is due in part to the current economic conditions; (viii) the Crexendo Web Services division having experienced slight delays in the hiring and training of our additional sales positions; (ix) that hiring delays, fulfillment, and growth problems have since been corrected; (x) those issues adversely impacted revenue this quarter; (xi) the Company believing the quarterly results to be an anomaly and that it is confident in the direction it is heading; (xii) the plans to hire an additional five reps by the end of the year and an additional 20 to 30 in 2011; (xiii) that once the sales members are trained, the Company will be positioned to take advantage of the tremendous growth potential available in this space; (xiv) that the Company is on target for a nationwide release of hosted telecom offering during the first quarter of 2011; (xv) that the investments made in Crexendo Web Services and Telecom divisions have had a short-term impact on profitability; (xvi) that the Company is confident in its long term direction and that the continued focus on product and channel development will lead to future growth for the Company as well as higher shareholder value; (xvii) the company strongly believe in the actions being taken; (xviii) that the Company will be commencing its tender offer seeking to purchase up to $4,750,000 in common stock at an adjusted price range of $4.35 to $4.75 and that this action is in the best interest of our shareholders and our Company.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the Company's Form 10- KT for the six months ended December 31, 2009 and the Company's forms 10Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(unaudited)

	September 30, 2010	December 31, 2009
Assets

Current Assets:
Cash and cash equivalents	$17,470	$21,549
Restricted cash	1,088	1,088
Trade receivables, net of allowance for doubtful accounts of $10,242 as of September 30, 2010 and $11,827 as of December 31, 2009	10,182	14,162
Inventories	963	243
Income taxes receivable	906	387
Deferred income tax assets, net	168	1,009
Prepaid expenses and other	2,273	2,988
Total Current Assets	33,050	41,426

Certificate of deposit	500	500
Long-term trade receivables, net of allowance for doubtful accounts of $6,150 as of September 30, 2010 and $5,882 as of December 31, 2009	7,344	6,264
Property and equipment, net	3,185	1,446
Deferred income tax assets, net	6,848	5,298
Intangible assets, net	1,093	1,206
Goodwill	265	--
Other	251	302
Total Assets	$52,536	$56,442

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$2,901	$3,154
Accrued expenses and other	3,396	4,588
Dividend payable	228	229
Income taxes payable	26	24
Deferred revenue, current portion	11,448	15,827
Total Current Liabilities	17,999	23,822

Deferred revenue, net of current portion	7,443	6,447
Other long-term liabilities	1,041	191
Total Liabilities	26,483	30,460

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued		--
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 11,402,341 shares outstanding as of September 30, 2010 and 11,446,320 shares outstanding as of December 31, 2009	11	11
Additional paid-in capital	53,009	53,033
Accumulated deficit	(26,967)	(27,062)
Total Stockholders' Equity	26,053	25,982

Total Liabilities and Stockholders' Equity	$52,536	$56,442

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$14,284	$17,378	$48,826	$57,669
Operating expenses:
Cost of revenue	4,707	5,583	15,032	16,917
Selling and marketing	7,232	7,904	25,019	25,692
General and administrative	3,295	3,601	10,395	11,363
Research and development	957	503	2,210	1,600
Total operating expenses	16,191	17,591	52,656	55,572

Income (Loss) from operations	(1,907)	(213)	(3,830)	2,097

Other income (expense):
Interest income	1,137	1,343	3,571	4,461
Interest expense	(1)	(3)	(3)	(9)
Other income (expense), net	316	(27)	182	(12)
Total other income, net	1,452	1,313	3,750	4,440

Income (loss) before income tax benefit (provision)	(455)	1,100	(80)	6,537

Income tax benefit (provision)	376	(382)	175	4,267

Net income (loss)	$(79)	$718	$95	$10,804

Net income (loss) per common share:
Basic	$(0.01)	$0.06	$0.01	$0.95
Diluted	$(0.01)	$0.06	$0.01	$0.95

Dividends per common share:	$0.02	$0.02	$0.06	$0.06

Weighted average common shares outstanding:
Basic	11,383,464	11,398,115	11,403,148	11,366,341
Diluted	11,383,464	11,525,148	11,422,471	11,384,107

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$95	$10,804
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	1,030	1,100
Expense for stock options issued to employees	855	1,163
Tax benefit upon issuance of common stock	(3)	--
Deferred income tax provision (benefit)	(709)	823
Changes in assets and liabilities net of effects from acquisition:
Restricted cash	--	(576)
Trade receivables	2,900	9,813
Inventories	(720)	281
Income taxes receivable	(519)	649
Prepaid expenses and other	505	(2,339)
Other	51	65
Accounts payable, accrued expenses and other	(1,575)	(1,881)
Income taxes payable	5	160
Deferred revenue	(3,383)	(10,897)
Other long-term liabilities	842	(9,104)
Net cash provided by (used for) operating activities	(626)	61

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(2,356)	(496)
Acquisition of company	(250)	--
Acquisition of property held for sale	--	(296)
Proceeds from sale of property held for sale	210
Proceeds from sale of available-for-sale securities	--	2,900
Net cash provided by (used for) investing activities	(2,396)	2,108

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and related income tax benefit	13	371
Purchase of common stock	(323)	--
Payments made on contingent consideration	(61)	--
Principal payments on note payable	--	(80)
Dividend payments	(686)	(913)
Net cash used for financing activities	(1,057)	(622)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,079)	1,547

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,549	18,762
CASH AND CASH EQUIVALENTS, END OF PERIOD	$17,470	$20,309

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	1	4
Income taxes	190	6,115

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (CONTINUED)
(In thousands)

	Nine Months Ended September 30,
	2010	2009
Supplemental disclosure of non-cash investing and financing information:
Dividends declared and not paid	$228	$--
Purchase of property and equipment included in accounts payable	82	50
Acquisition of company with stock	117	--
Contingent consideration related to acquisition	128	--

CONTACT:	iMergent, Inc.
Steven G. Mihaylo, CEO
775-530-3955
Stevemihaylo@imergentinc.com